 Vellmer & Chang
Chartered Accountants *

505 - 815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info @ vellmerchang.com
* denotes a firm of incorporated professionals

December 20, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
U.S.A.

Re: Craft College Inc.

Dear Sirs / Mesdames:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 7, 2006, having been filed by our former client Craft College Inc. on December 13, 2006. We agree with the statements made in response to that Item insofar as they related to our firm.

Yours truly,

"Vellmer & Chang"
Chartered Accountants